Exhibit 10.2

The Advantage of Vertical Axis Wind Turbines

VENCO Power GmbH, Halle-Kasseler-Strasse, D-37355 Bernterode-Schacht	VENCO Power GmbH
Halle-Kasseler-Strasse
D-37355 Bernterode-Schacht
Germany

Tel.: +49 (0) 36074 79 240
Fax: +49 (0) 36074 79 241
office@vencopower.com
www.vencopower.com

Date
June 11, 2009

Agreement

By and Between

VENCO Power GmbH
Represented by Mr. Michael Duwe
Halle-Kasseler-Strasse
37355 Bernterode-Schacht
Germany                                                                herinafter VENCO

and

Helix Wind Corp.
Represented by Mr. Ian Gardner
1848 Commercial Street
San Diego, California 92113
United States of America
hereinafter Distribution Partner

1.
VENCO manufactures small wind turbines with vertical axis technology and sells them under the brand name „VENCO“. By the time this Agreement is signed, the products listed below are subject to this Agreement.

VENCO-Twister series:	VENCO-Twister-300-T
VENCO-Twister-1000-T
VENCO-Twister-1000-TL
VENCO-Vertikon series:	VENCO-Vertikon-H50

2.
 Beginning on June 1, 2009, the Distribution Partner shall have the exclusive right to distribute as wholesaler or retailer VENCO-Products in the territory of „USA, United States of America“ (hereinafter „Core Territory“) as well as the right to distribute as wholesaler or retailer VENCO-Products in the  territories of  “Canada”, “Chile”, “Taiwan”, “Colombia”, “Cuba”, “Ecuador”, “Iceland”, “Israel”, “Jamaica”, “Japan”, “Malta”, “Nigeria”, “Panama”, “Peru”, “Saudi Arabia”, “Thailand”, “Uruguay”, “US Virgin Islands” (hereinafter Supplemental Territories).

Distribution Partner, after review with VENCO, may add additional territories from time to time as its business expands. VENCO shall review proposed territories to ensure they do not conflict with existing exclusive territories from other Distributors. If not such conflicts exist then VENCO, at its sole discretion, shall approve the additional territories.

a.	Beginning on June 1, 2009, the Distribution Partner shall have the right to designate himself „Official Distribution Partner of VENCO“.

b.
During the term of this Agreement, VENCO shall not enter into a similar distributorship agreement with any company in the Core Territory and covering the above listed VENCO-products. The Distribution Partner may, in his own discretion, enter into dealership agreements within the Core Territory and Supplemental Territories. This, however will not create any contractual relations between said Dealers and VENCO. The Distribution Partner shall ensure that the obligations of this Agreement will be adhered to by the Dealers.

c.
VENCO may, at his own discretion, enter into similar agreements with other partners (Distribution Partners or Dealers) to distribute the above listed VENCO-products within the Supplemental Territories. VENCO shall inform the Distribution Partner of such cases. The respective region within the Supplemental Territories can be removed from the contractual substance of this Agreement in written notice by VENCO.

No claim for indemnification by Distribution Partner shall arise. In such cases, the Distribution Partner shall inform established Dealers in the respective regions of the new Distribution Partner.

d.	Already existing Dealers in the Core Territory and Supplemental Territories shall be supported and supplied with adequate care by Distribution Partner in its function as retailer.

e.
To the extent possible, VENCO shall obligate in future agreements its distribution partners in territories other than the Core Territory not to be active in the Core Territory subject to Agreement.  However, no guarantee can be provided that this condition can be fulfilled legally or in fact. VENCO expressly advises that for example contractually not bound purchasers of VENCO-Products with headquarters in other distribution territories cannot be prevented from reselling VENCO-Products in the Core Territory, subject to this Agreement either through their own outlets in this area, or through third parties, or via the Internet.

f.
The Distribution Partner shall limit its distribution activities to the Core Territory and the Supplemental Territories and shall refer customers with headquarters in other distribution territories to the Distribution Partner in that territory.

g.	VENCO will refer customers with headquarters in the Core Territory to purchase from the entitled Distribution Partner.

3.
The term of this Agreement is till Dec. 31, 2010 and can be terminated with 3 months notice prior to the end of 2010.  Should 3 months notice to terminate this Agreement not be provided, then the Agreement shall be renewed for 1 year.

Termination must be in writing.

a.	The right of either party to terminate this Agreement at any time for important reasons is unaffected by the preceding clause.

b.
Should the Distribution Partner  not place for Core Territory a substantial order of 50 kW output in sum of Twister series or 100 kW output in sum of Vertikon Series, or 80 kW  output in combination of both series till Dec. 31, 2010, or within each one following renewed year,  this Agreement shall automatically terminate at the end of the following month.

c.
Should the Distribution Partner  not place for Supplemental Territories in sum for all 18 territories an additional substantial order of  540 kW (30 kW per territory) output in sum of Twister series or 1800 kW (100 kW per territory) output in sum of Vertikon Series, or 1260 kW (70 kW per territory) output in combination of both series till Dec. 31, 2010, or within each one following renewed year,  this Agreement shall automatically terminate at the end of the following month.

d.
Without undue delay at the termination of this Agreement, the Distribution Partner shall return to VENCO any advertising, demonstration, or training materials that were supplied without charge or has not been paid so far by the Distribution Partner.

4.
VENCO will assist the Distribution Partner in his marketing efforts by providing him with all present materials (such as leaflets, presentation photos, videos, DVD’s etc.) in electronic form and in English language. The Distribution Partner will translate to and produce materials in his language on his own efforts and expenses while the choice of materials to produce is left to Distribution Partner and to his own decision. Distribution Partner shall inform VENCO about produced materials for approval to avoid misinformation or misuse and to stay informed. The rights to use this materials remain by Distribution Partner until this Agreement is terminated.

5.	VENCO will supply the references of the Distribution Partner’s website on his own website (www.vencopower.com).

6.	Prices valid between the parties shall be agreed upon under separate terms.

7.
The Distribution Partner may not represent VENCO nor may he enter into any obligations on behalf of VENCO.  The Distribution Partner is not granted the right to sign on behalf of VENCO nor to engage in his own name in business on behalf of VENCO.

8.	This contract is subject to German law.

9.	Venue for any disputes arising under this Agreement shall be VENCO headquarters.

10.
There are no side agreements to this Agreement. Changes or modifications must be in writing in order to be valid. This requirement can only be waived by a separate agreement between the parties, which itself must be in writing.

11.
The validity of this contract as a whole shall not be affected by the fact that a single clause is invalid.  Rather the partners agree to retroactively replace any clauses deemed invalid with valid clauses that comport as closely as possible to the purpose of this Agreement and to the meaning of the clause deemed invalid.

6/24/09	June 12, 2009
Place, Date	Place, Date

/s/ Ian Gardner	/s/ Michael Duwe
Helix Wind Ltd.	VENCO Power GmbH
Ian Gardner	Michael Duwe
(Chief Executive Officer)	(Managing Director)

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